Exhibit 10.3
Action Required: Must be returned by [ ]

Deferral Election for
RSU Award
The Gap, Inc. 2016 Long-Term Incentive Plan

______________________________	______________________________
Name (Last, First, Middle Initial)	Employee Number
You may use this form to:
☐ Indicate the percentage of your annual award of restricted stock units under The Gap, Inc. 2016 Long-Term Incentive Plan (the “Plan”) that you wish to defer. Your elected percentage will apply to each vesting installment of such award.
☐ Designate the settlement timing of the deferred portion of your restricted stock units that vests (if any).

PLEASE REMEMBER THAT ONCE YOU MAKE AN ELECTION TO DEFER A RESTRICTED STOCK UNIT AWARD, YOU CANNOT REVOKE THAT ELECTION.

Deferral Election	Please select if you wish to defer restricted stock units; fill in the appropriate blanks.
☐ Award of Restricted Stock Units
I elect to defer [ ]% (you may only insert 25%, 50%, 75%, or 100%) of my annual award of restricted stock units anticipated to be granted under the Plan in the first quarter of fiscal [ ] (subject to my continued employment). I understand that this elected percentage will apply to each vesting installment of this award. This election does not apply to non-annual awards such as off-cycle, special or other awards, if any, granted to you. Please note that if you do not timely make an election to defer hereunder or your election is incomplete, such annual award of restricted stock units shall not be deferred.

Settlement Date	Please complete this section to indicate settlement timing for the deferred portion of your award of restricted stock units that vests. You may only choose one alternative.
☐ Separation of Service (Lump Sum) OR
I elect to defer the settlement of the deferred portion of my restricted stock units that vests (if any) to my Separation from Service (as defined in Section 409A of the Internal Revenue Code), in which case settlement shall occur in a lump sum within 30 days after the 6-month anniversary of such separation.

☐ Separation from Service (Installments) OR
I elect to defer the settlement of the deferred portion of my restricted stock units that vests (if any) to my Separation from Service (as defined in Section 409A of the Internal Revenue Code), in which case settlement shall occur in [ ] substantially equal annual installments (you may only insert 2 to 10 annual installments). The first installment shall be settled within 30 days after the 6-month anniversary of such separation and subsequent installment(s) shall be settled on the annual anniversary or anniversaries, as applicable, of the first installment.
□ In the event of my death (whether before or after my installment payments have commenced), I elect to have the deferred portion of my restricted stock units that vests (if any) settled in a lump sum within 90 days after my death. (If you do not check this box, the deferred portion of your restricted stock units that vests (if any) will be settled in accordance with your Separation from Service/installment election above.)

☐ Date Specific (subject to earlier settlement upon Separation from Service)
I elect to defer the settlement of the deferred portion of my restricted stock units that vests (if any) to the earlier of (i) my Separation from Service; or (ii) the first business day of [ ] (insert a year no earlier than [ ] and no later than [ ]), in each case, with settlement made in a lump sum. In the event that settlement of my vested restricted stock units is triggered by my Separation from Service, settlement will occur in a lump sum within 30 days after the 6-month anniversary of such separation.[1]

1 Inserted dates should be 2 to 7 years after the last vesting date of the RSU award.

I understand:

•To the extent I do not elect to defer the settlement of my award of restricted stock units, such portion of the restricted stock units that vests (if any) will be automatically settled in shares of common stock of The Gap, Inc. (the “Company”) upon the dates set forth in the applicable grant agreement.
•Any portion of the deferred restricted stock units that vests will be settled in shares of the Company’s common stock as elected by me above.
•Except as explicitly set forth in the applicable grant agreement or other Company agreement or plan to which I am a party, if my Separation from Service occurs before my award of restricted stock units vest, any unvested restricted stock units will be forfeited as of the date my Separation from Service occurs.
•“Separation from Service” is defined in IRS Treasury Regulation Section 1.409A-1(h). While separation from service generally means termination of employment, a Separation from Service can also occur in the case of certain leaves of absence or upon a significant reduction in my work schedule. These events can trigger a “Separation from Service” resulting in the forfeiture of my unvested restricted stock units even if my employment with the Company for purposes of the Plan has not ended.
•The receipt of shares of the Company’s common stock pursuant to any award of restricted stock units will be taxed as ordinary income to me when settled whether or not I elect to defer settlement of my restricted stock units.
•The deferred portion of my award of restricted stock units shall otherwise be subject to the attached form of Deferred Restricted Stock Unit Award Agreement, subject to any changes made by the Company prior to the grant of your restricted stock units, if any, that do not violate Section 409A of the Code.
•Whether or not I make this election, the grant of restricted stock units to me is not guaranteed. In the event I do not receive an annual grant of restricted stock units in [ ], this election shall have no effect.

ACKNOWLEDGED AND AGREED:

______________________________	______________________________
Signature of Participant	Date